Exhibit 99.1

FG Merger II Corp. Prices $80,000,000 Initial Public Offering

ITASCA, Ill., January 28, 2025 -- FG Merger II Corp., a newly organized blank check company formed as a Nevada corporation, today announced the pricing of its initial public offering (“IPO”) of 8,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one share of common stock and one right. Each right entitles the holder thereof to receive one-tenth (1/10) of a share of common stock upon the consummation of an initial business combination. The units are expected to trade on the Nasdaq Global Market (“NASDAQ”) under the ticker symbol “FGMCU” beginning January 29, 2025. FG Merger II Corp. expects the IPO to close on January 30, 2025, subject to customary closing conditions. Once the securities comprising the units begin separate trading, the common stock and the rights are expected to be traded on NASDAQ under the symbols “FGMC” and “FGMCR,” respectively. FG Merger II Corp. has granted the underwriters a 45-day option to purchase up to 1,200,000 additional units at the IPO price to cover over-allotments, if any.

ThinkEquity is acting as sole book-running manager for the offering.

A registration statement relating to the securities sold in the IPO was declared effective by the U.S. Securities and Exchange Commission on January 28, 2025. The offering is being made only by means of a prospectus. When available, copies of the prospectus related to this offering may be obtained from ThinkEquity, 17 State Street, 41st Floor, New York, New York 10004, by telephone at (877) 436-3673 and by email at prospectus@think-equity.com, or by visiting EDGAR on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About FG Merger II Corp.

FG Merger II Corp. is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. While FG Merger II Corp. will not limit its search for a target company to any particular business segment, FG Merger II Corp. intends to focus its search for a target business in the financial services industry in North America.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the IPO and search for an initial business combination. No assurance can be given that the IPO will be completed on the terms described above, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of FG Merger II Corp., including those set forth in the Risk Factors section of FG Merger II Corp.’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC's website, www.sec.gov. FG Merger II Corp. undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Hassan R. Baqar
Chief Financial Officer
FG Merger II Corp.
(847) 791-6817